Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports Fourth Quarter and Full-Year 2010 Financial Results

Results for the Fourth Quarter of 2010

•	Net income of $16.4 million

•	Diluted earnings per share of $0.44

Results for the Full-Year of 2010

•	Net income of $48.0 million

•	Diluted earnings per share of $1.51

OMAHA, NE (GLOBE NEWSWIRE) – March 2, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the fourth quarter and full-year ended December 31, 2010. Net income attributable to Green Plains for the full year of 2010 was $48.0 million, or $1.51 per diluted share, compared to $19.8 million or $0.79 per diluted share in 2009. Revenues were $2.1 billion for the year ended December 31, 2010, compared to $1.3 billion in 2009.

For the fourth quarter of 2010, net income attributable to Green Plains was $16.4 million, or $0.44 per diluted share, compared to $23.1 million, or $0.91 per diluted share, for the same period of 2009. Revenues were $756.8 million for the fourth quarter of 2010 compared to $436.7 million for the same period of 2009. Weighted average shares outstanding for diluted earnings per share purposes for the fourth quarter and full-year of 2010 reflect additional shares outstanding under the as-if-converted method of accounting for the $90 million convertible debt issued in the fourth quarter of 2010.

“We completed 2010 with a strong fourth quarter. Systematic improvements to our production processes combined with immediate benefits realized from the execution of our growth strategy produced excellent financial results,” said Todd Becker, President and Chief Executive Officer. “We generated substantial growth in profitability in 2010 compared with 2009, with an increase in income before tax of more than 200 percent. We are focused on continuing to profitably grow each of our businesses in the future,” Becker added.

“During the fourth, quarter we added 157 million gallons of annual capacity to our ethanol production segment with the completion of the Global Ethanol acquisition. This acquisition contributed immediately to our profitability, resulting in earnings accretion earlier than expected. We believe our disciplined approach to acquiring production assets has again allowed us to realize better results on our entire platform,” stated Becker. “In 2011, in addition to growing our ethanol production segment, we also plan to aggressively pursue the expansion of our agribusiness operations by acquiring and building more grain handling facilities in Tennessee, Iowa and other locations in close proximity to our production assets. We have found this formula to be effective in maximizing profitability for both segments.”

“As we grow, we are keenly focused on the diversification of our cash flows. Implementation of corn oil extraction at our plants is a prime example of this strategy. We expect to have all of our ethanol plants producing corn oil by the end of the second quarter of this year. Once fully implemented, this project has the potential to produce more than 100 million pounds of corn oil and generate incremental operating income in excess of $30 million annually, based on current market prices,” Becker commented. “We expect to generate at least $50 million of total operating income annually from corn oil production, our agribusiness operations, and marketing, blending and distribution activities.”

“We believe diversification of our business, our focus on managing commodity risks, and controlling our operating costs will continue to be critically important as we move forward in the current margin environment,” said Becker. “Our operational excellence programs are generating desired results with production volume increases, yield improvements and cost efficiencies driving our operating costs per gallon down. We believe this strategy will allow us to be the low cost producer within the industry and ultimately realize greater profits in any margin environment.”

“Our balance sheet is well capitalized for our 2011 growth plans and working capital needs,” commented Becker. “We raised $170 million of debt and equity capital in the past year, acquired approximately $190 million in assets and have increased our short-term borrowing capacity by $110 million, all while investing in capital projects, like corn oil extraction, that are contributing positively to the bottom line.”

---MORE---

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $129.6 million for the full year of 2010 compared to $67.7 million in 2009. EBITDA was $43.9 million for the fourth quarter of 2010 compared to $37.8 million for the same period of 2009. Green Plains had $261.0 million total cash and equivalents and $55.8 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at December 31, 2010. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Recent Business Highlights

•

In February 2011, Green Plains was the winning bidder in the auction held in bankruptcy court for the assets of Otter Tail Ag Enterprises, LLC. The 55 million gallon per year (“mmgy”) capacity dry-mill ethanol plant is located near Fergus Falls, MN and Green Plains expects to complete the acquisition in March 2011.

•

In October 2010, Green Plains completed the acquisition of Global Ethanol, LLC. The two operating ethanol plants acquired are located in Lakota, IA and Riga, MI and have a combined annual production capacity of approximately 157 mmgy. The acquisition increased Green Plains’ ethanol production capacity by approximately 31%.

•

In July 2010, Green Plains announced plans to implement corn oil extraction technology at its ethanol plants. At the end of 2010, Green Plains had installed the technology at two plants and recently completed the installation at a third plant. The Company expects to complete the technology deployment by the end of second quarter 2011.

•

In April 2010, Green Plains completed the acquisition of five grain elevators in western Tennessee with federally- licensed grain storage capacity of 11.7 million bushels, which increased storage capacity of the agribusiness segment by 63%. Green Plains completed construction of additional grain storage facilities with capacity of 1.1 million bushels in the fourth quarter of 2010, bringing total storage capacity in the agribusiness segment to 31.4 million bushels.

•

BioProcess Algae, LLC and Green Plains announced in February 2011 that it had completed construction of Phase II of its commercial scale Grower HarvesterTM bioreactors in Shenandoah, IA. The Grower Harvester bioreactors were successfully started in January 2011. Housed in a 4,000 square foot facility, the Phase II bioreactors at the project site are 20 times larger than the successful Phase I bioreactors deployed in October 2009.

•

The U.S. Environmental Protection Agency granted the E15 waiver for model years 2001 to 2006 cars and light trucks in January 2011. Combined with the waiver for model years 2007 and newer cars and light trucks granted in October 2010 by the EPA, 129 million vehicles, which account for approximately 60% of the vehicles in the U.S., are now eligible to use E15 blended gasoline.

Conference Call

On March 3, 2011, Green Plains will hold a conference call to discuss its fourth quarter and full-year 2010 financial results. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-868-1833 and the international dial-in number is 914-495-8604. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will also be archived and available for replay through March 9, 2011.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of eight ethanol plants in Indiana, Iowa, Michigan, Nebraska and Tennessee with annual expected operating capacity totaling approximately 680 million gallons. Green Plains also markets and distributes ethanol for independent ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

---MORE---

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” “potential,” “goal,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, the timely completion of corn oil extraction projects, expected corn oil recovery rates, corn oil prices and operating expenses, risks related to closing and achieving anticipated results from acquisitions and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues	$756,836	$436,713	$2,132,968	$1,304,174
Cost of goods sold	705,414	392,449	1,981,396	1,221,745

Gross profit	51,422	44,264	151,572	82,429
Selling, general and administrative expenses	18,885	14,501	60,467	44,923

Operating income	32,537	29,763	91,105	37,506

Other income (expense)
Interest income	90	80	313	225
Interest expense	(8,195)	(6,048)	(24,668)	(18,049)
Other, net	(159)	(197)	(699)	563

Total other expense	(8,264)	(6,165)	(25,054)	(17,261)

Income before income taxes	24,272	23,598	66,051	20,245
Income tax expense	7,900	280	17,889	91

Net income	16,372	23,318	48,162	20,154
Net (income) loss attributable to noncontrolling interests	12	(268)	(150)	(364)

Net income attributable to Green Plains	$16,384	$23,050	$48,012	$19,790

Earnings per share:
Basic	$0.47	$0.92	$1.55	$0.79

Diluted	$0.44	$0.91	$1.51	$0.79

Weighted average shares outstanding:
Basic	34,781	24,930	31,032	24,895

Diluted	39,083	25,313	32,347	25,069

Revenues and operating income increased in the fourth quarter of 2010 compared to the same quarter of 2009 primarily as a result of the acquisition of two ethanol plants from Global Ethanol, LLC in October 2010 and from additional agribusiness operations in western Tennessee acquired in April 2010. Ethanol production rates were higher, while operating margins per gallon were lower in the fourth quarter of 2010 compared to the same period in the prior year. These factors contributed to the overall increase in revenues of $320.1 million, an increase in gross profit of $7.2 million and an increase in operating income of $2.8 million in the fourth quarter of 2010 compared to the same period of 2009.

---MORE---

Interest expense increased $2.1 million in the fourth quarter of 2010 compared to the same period of 2009 due to the additional debt issued to finance acquisitions and the $90 million convertible debt offering completed in November 2010. Weighted average shares outstanding for diluted earnings per share purposes for the 2010 periods reflect additional shares outstanding under the as-if-converted method of accounting for convertible debt. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Reconciliations of net income to net income on as-if-converted basis:
Net income attributable to Green Plains	$16,384	$23,050	$48,012	$19,790
Interest and amortization expense related to convertible debt	960	—	960	—
Tax savings related to interest and amortization expense on convertible debt	(260)	—	(260)	—

Net income on an as-if-converted basis	$17,084	$23,050	$48,712	$19,790

Effect of convertible debt on weighted average shares outstanding - diluted	4,028	—	1,015	—

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness, and (3) production and sales of corn oil, along with the marketing and distribution of Company-produced and third-party ethanol and distillers grains, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment are reflected in the table below as corporate activities.

The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Ethanol production	$374,210	$235,888	$1,115,171	$731,253
Agribusiness	166,969	71,068	370,284	220,615
Marketing and distribution	617,377	368,615	1,822,561	1,096,091
Intersegment eliminations	(401,720)	(238,857)	(1,175,048)	(743,785)

	$756,836	$436,713	$2,132,968	$1,304,174

Gross profit:
Ethanol production	$35,104	$31,121	$105,099	$49,155
Agribusiness	10,150	9,245	24,707	21,210
Marketing and distribution	7,212	3,904	22,836	11,975
Intersegment eliminations	(1,044)	(5)	(1,070)	89

	$51,422	$44,264	$151,572	$82,429

Operating income:
Ethanol production	$31,326	$28,653	$93,428	$40,435
Agribusiness	4,288	4,592	5,279	7,654
Marketing and distribution	4,175	1,524	11,170	2,761
Intersegment eliminations	(1,034)	(9)	(1,060)	85

Segment operating income	38,755	34,759	108,817	50,935
Corporate activities	(6,218)	(4,996)	(17,712)	(13,429)

	$32,537	$29,763	$91,105	$37,506

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results. Certain amounts previously reported have been reclassified to conform to the current presentation.

---MORE---

Ethanol Production Segment

The chart below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Ethanol sold (thousands of gallons)	161,606	121,794	544,388	379,393
Distillers grains sold (thousands of equivalent dried tons)	467	353	1,566	1,098
Corn consumed (thousands of bushels)	56,969	43,930	194,327	136,569

Revenues in the ethanol production segment increased $138.3 million to $374.2 million for the fourth quarter of 2010 compared to the same period of 2009. The Company sold 161.6 million gallons of ethanol within the ethanol production segment during the quarter, an increase of 39.8 million gallons over the same period of 2009. These increases in revenues and sales volumes in the fourth quarter are primarily due to the addition of the two Global Ethanol plants acquired in October 2010 and expanded production at other owned plants as a result of improved processes and efficiencies.

Cost of goods sold in the ethanol production segment during the fourth quarter of 2010 increased $134.3 million to $339.1 million compared to the same period of 2009. This increase was primarily due to an increase in the consumption of corn by 13.0 million bushels and an 89.8% increase in the average cost per bushel during the fourth quarter of 2010 when compared to the same period of 2009. Depreciation and amortization expense for the ethanol production segment was $9.8 million during the fourth quarter of 2010 compared to $7.9 million during the same period of 2009. Operating income for the ethanol production segment for the fourth quarter of 2010 increased by $2.7 million to $31.3 million compared to the same quarter of 2009. The improvement in operating income was primarily a result of higher production and sales volumes due to the addition of the two Global Ethanol plants.

The following chart summarizes the approximate percentages of forecasted production or usage, excluding the effects of the pending acquisition of certain assets from Otter Tail Ag Enterprises, for the next 12 months under fixed-price contracts as of December 31, 2010:

Portion Subject to Fixed-Price Contracts
Ethanol Production	14%
Distillers Grains Production	14%
Corn Usage	16%
Natural Gas Usage	20%

Agribusiness Segment

The chart below presents key operating data within our agribusiness segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Grain sold (thousands of bushels)	21,567	10,487	58,280	32,780
Fertilizer sold (tons)	27,046	22,756	60,653	48,108

---MORE---

Agribusiness segment revenues increased $95.9 million to $167.0 million for the fourth quarter of 2010 compared to the same period of 2009. The Company sold 21.6 million bushels of grain during the fourth quarter of 2010 compared to 10.5 million bushels of grain during the fourth quarter in 2009. Gross profit for the agribusiness segment increased $0.9 million for the fourth quarter of 2010 as compared to same period in 2009. Operating income was $4.3 million during the fourth quarter of 2010 compared to an operating income of $4.6 million during the same period of 2009. Operating income was lower primarily due to lower service income related to drying grain. Generally, the 2010 crop, harvested in the fourth quarter did not require as much drying as last year. The agribusiness segment’s quarterly performance fluctuates on a seasonal basis with generally stronger results expected in the second and fourth quarter of each year.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased $248.8 million for the fourth quarter of 2010 compared to the same period of 2009. The increase in revenues was primarily due to an increase in the volume of ethanol marketed. The Company sold 271.3 million gallons of ethanol within the marketing and distribution segment during the fourth quarter of 2010 compared to 186.8 million gallons sold during the same period of 2009. Volumes increased 45% due to the addition of the two Global Ethanol plants and expanded production at the six other owned plants. Gross profit for the marketing and distribution segment increased $3.3 million for the fourth quarter of 2010 as compared to the same period of 2009. Operating income was $4.2 million during the fourth quarter of 2010 compared to operating income of $1.5 million during the same period of 2009. The increase in gross profit and operating income were due to greater volume of ethanol and distillers grains marketed as compared to the prior year and the addition of corn oil operations in this segment. The Company sold approximately 5.0 million pounds of corn oil in the fourth quarter of 2010.

EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net income attributable to Green Plains	$16,384	$23,050	$48,012	$19,790
Net income (loss) attributable to noncontrolling interests	(12)	268	150	364
Interest expense	8,195	6,048	24,668	18,049
Income taxes	7,900	280	17,889	91
Depreciation and amortization	11,470	8,151	38,831	29,413

EBITDA	$43,937	$37,797	$129,550	$67,708

---MORE---

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	December 31, 2010	December 31, 2009
ASSETS
Current assets	$638,773	$252,446
Property and equipment, net	747,421	596,235
Other assets	43,672	29,400

Total assets	$1,429,866	$878,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$374,590	$174,332
Long-term debt	527,900	388,573
Other liabilities	29,734	4,468

Total liabilities	932,224	567,373
Total stockholders’ equity	497,642	310,708

Total liabilities and stockholders’ equity	$1,429,866	$878,081

At December 31, 2010, Green Plains had $261.0 million in total cash and equivalents and $55.8 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Total debt was $669.0 million, including $89.2 million outstanding under commodity and trade receivable revolvers in the marketing and distribution and agribusiness segments. Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $497.6 million. As of December 31, 2010, Green Plains had approximately 36.6 million common shares outstanding.

Company Contact:	Investor Contact:

Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

---END---